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                                 PROMISSORY NOTE

$133,554                                                   Englewood, Colorado
                                                                 July 31, 1999

For value received the undersigned, Chartwell International, Inc., hereby promises to pay to Dr. Janice A. Jones ("the Holder") at 2450 W. Kettle Avenue, Littleton, CO 80120-4334 the sum of one hundred thirty-three thousand dollars ($133,000) with a simple interest rate of 10% per annum, in lawful money of the United States.

This Note is due and payable in full on or before August 1, 2002 or at the option of the Holder at the time financing is received.

Accrued interest is due on July 31st of each year until the maturity date, and any and all accrued interest is due on August 1, 2002.

This Note shall be considered in default if this Note is not paid off by August 1, 2002. Should default occur, then at any time after August 1, 2002, the entire amount of unpaid principal shall, at the option of the payee, become immediately due and payable.

This Note is secured by the Company's security investments in Chartwell Automotive Group Inc., SportsStar Marketing Inc., NCRA Inc., Prentice Capital Inc., Canaima Gold Corporation, the Company's unsecured interest arising from the trade or sale of its real estate in San Diego County, and the Company's interests in its Gypsum mineral rights in St. George, Utah.

The undersigned agrees, in the event of default, to pay reasonable costs of collection, including attorney's fees incurred in connection with the collection of this Note. The undersigned hereby waives presentment, demand, protest, notice of protest, notice of dishonor, notice of nonpayment, and notice of any kind with respect to this Note or any guarantee of it.


                                       CHARTWELL INTERNATIONAL, INC.
                                       a Nevada Corporation


                                       ------------------------------
                                       Alice M. Gluckman
                                       Corporate Secretary